Exhibit 10.16

Summary of Non-Employee Director Compensation

Effective January 1, 2012

Amount
Annual Retainer:
Cash[1]	$45,000
Stock[2]	110,000

Additional Annual Retainers:
Non-Executive Chairman of the Board	100,000
Audit Committee Chair	25,000
Compensation Committee Chair	15,000
Finance/Risk Management Committee Chair	15,000
Nominating/Governance Committee Chair	10,000

Meeting Fees[3]:
Board	2,500
Audit Committee	2,500
Non-Audit Committee	1,500

Vehicle Stipend	17,600

1.	Payable in quarterly installments.
2.	Granted under Group 1 Automotive, Inc. 2007 Long Term Incentive Plan; valued at the date of grant.
3.	Abbreviated meetings, as determined at the discretion of the chair, will result in the payment of one-half of the regular fees for the meeting.

Summary of Director

Stock Ownership Guidelines

Approved November 2009

Directors are required to maintain ownership of a minimum of 10,000 shares of Group 1 Automotive, Inc.’s common stock. The minimum ownership requirement must be achieved within five years of election to the Board of Directors. Restricted stock granted to directors as part of the annual retainer counts toward the minimum ownership requirement without regard to the vesting or other liquidity provisions related thereto.